Exhibit 99.1

Lancaster Colony Corporation

37 West Broad Street

Columbus, Ohio 43215

614/224-7141

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Thursday, January 26, 2012	TRADED: Nasdaq

LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS

COLUMBUS, Ohio, Jan. 26 — Lancaster Colony Corporation (Nasdaq: LANC) today reported the following highlights for the company’s second fiscal quarter ended December 31, 2011:

•	Net sales decreased one percent to $312 million versus $316 million in the second quarter last year.

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Net income totaled $30,373,000 compared with $34,863,000 for the corresponding quarter a year ago. Net income per diluted share was $1.11 versus $1.25 in the year-ago quarter. The current year’s quarter included pretax income of approximately $2.7 million (six cents per share after taxes) from a distribution received under the Continued Dumping and Subsidy Offset Act (CDSOA). A year ago, second quarter results included a pretax CDSOA distribution of approximately $1.0 million (two cents per share after taxes).

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Specialty Foods sales increased five percent in the quarter to a record $266.2 million, reflecting higher sales to both retail and foodservice channels. Retail sales growth benefited from higher pricing and from recently introduced products. Foodservice sales improved primarily due to higher pricing. Segment operating income totaled $44.8 million, off 13 percent from last year’s level primarily due to increased raw material, distribution and promotional costs not offset by higher pricing. The estimated unfavorable impact from raw material costs approximated six percent of segment net sales. The greater investment in product promotion included support for recently introduced products and expansion into new geographic markets.

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Glassware and Candles sales declined 26 percent to $45.6 million, largely reflecting the exiting of several lower margin programs. While these lower sales volumes influenced the segment’s operating income decline to $1.6 million from the prior year second quarter’s $4.4 million, higher pricing was also offset by higher material costs and less favorable production levels.

•	Corporate expenses in the current year’s quarter decreased approximately $1.0 million primarily due to reduced costs associated with idle real estate held for sale.

•	The company’s balance sheet remained strong with no debt at December 31, 2011 as well as over $162 million in cash and equivalents.

•	The quarterly cash dividend was increased during the quarter by nine percent to $.36 per share.

For the six months ended December 31, 2011, net sales were $586 million compared to $581 million for the first half last year. Net income was $51,631,000, or $1.89 per diluted share. In the prior year, six-month net income totaled $57,630,000, or $2.06 per diluted share.

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Chairman and CEO John B. Gerlach, Jr. said, “Our food segment grew its top line in the face of very unsettled consumer spending patterns. As expected, marked increases in input costs and lower candle sales impacted our operating income.”

Looking ahead, Mr. Gerlach said, “We believe that Specialty Foods sales and operating results should benefit from pricing actions taken this month on many retail products. Recently introduced products such as our New York BRAND® Hand-Tied Garlic Knots and Sister Schubert’s® Soft Pretzel Rolls should also help sales. Should commodity costs stabilize near current levels, our recent unfavorable cost comparisons will become progressively less pronounced over the remainder of the fiscal year. Key uncertainties are consumer reaction to higher pricing and broad, persistent economic challenges. The company’s path to long-term growth is well supported by our strong brand positioning, product development efforts and solid financial condition.”

Conference Call on the Web

The company’s second quarter conference call is scheduled for this morning, January 26, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.

About the Company

Lancaster Colony Corporation is a diversified manufacturer and marketer of consumer products focusing primarily on specialty foods for the retail and foodservice markets.

Forward-Looking Statements

We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations. For example, fluctuations in material and freight costs, over which we have limited control, may significantly influence our financial results. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. More detailed statements regarding significant events that could affect our financial results are included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission and are available on our website at www.lancastercolony.com.

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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO Lancaster Colony Corporation Phone: 614/224-7141 —or— Investor Relations Consultants, Inc. Phone: 727/781-5577 or E-mail: lanc@mindspring.com

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LANCASTER COLONY CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands except per-share amounts)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net sales	$311,786	$316,238	$586,302	$581,289
Cost of sales	241,927	237,994	461,013	444,974

Gross margin	69,859	78,244	125,289	136,315
Selling, general & administrative expenses	26,149	26,136	49,067	49,381

Operating income	43,710	52,108	76,222	86,934
Interest income and other – net	2,739	1,040	2,735	1,056

Income before income taxes	46,449	53,148	78,957	87,990
Taxes based on income	16,076	18,285	27,326	30,360

Net income	$30,373	$34,863	$51,631	$57,630

Net income per common share:(a)

Net income – basic and diluted	$1.11	$1.25	$1.89	$2.06

Cash dividends per common share	$.36	$.33	$.69	$.63

Weighted average common shares outstanding:
Basic	27,206	27,758	27,248	27,886
Diluted	27,240	27,785	27,277	27,911

(a)	Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION

BUSINESS SEGMENT INFORMATION (Unaudited)

(In thousands)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
NET SALES
Specialty Foods	$266,225	$254,591	$503,172	$475,103
Glassware and Candles	45,561	61,647	83,130	106,186

	$311,786	$316,238	$586,302	$581,289

OPERATING INCOME
Specialty Foods	$44,750	$51,388	$79,949	$89,361
Glassware and Candles	1,636	4,366	1,299	4,368
Corporate expenses	(2,676)	(3,646)	(5,026)	(6,795)

	$43,710	$52,108	$76,222	$86,934

LANCASTER COLONY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	September 30,	September 30,
	December 31,	June 30,
	2011	2011
ASSETS
Current assets:
Cash and equivalents	$162,381	$132,266
Receivables – net of allowance for doubtful accounts	84,246	63,762
Total inventories	93,303	111,885
Deferred income taxes and other current assets	19,343	25,283

Total current assets	359,273	333,196
Net property, plant and equipment	185,836	185,282
Other assets	103,626	103,611

Total assets	$648,735	$622,089

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,196	$42,570
Accrued liabilities	35,944	33,586

Total current liabilities	73,140	76,156
Other noncurrent liabilities and deferred income taxes	32,192	28,394
Shareholders’ equity	543,403	517,539

Total liabilities and shareholders’ equity	$648,735	$622,089

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